Exhibit 15     Letter from KPMG LLP, independent registered public accounting firm, re unaudited interim financial information

T. Rowe Price Group, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

Re: Registration Statements on Form S-8: No. 33-7012, No. 33-37573, No. 33-72568, No. 33-58749, No. 333-20333, No. 333-90967, No. 333-59714, No. 333-120882 and No. 333-120883

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 25, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

/s/ KPMG LLP

Baltimore, Maryland
April 25, 2005